Exhibit 4.1

SPECIMEN UNIT CERTIFICATE

[__________] UNITS

U-[●]

SEE REVERSE FOR CERTAIN DEFINITIONS

CUSIP [_________]

GENESIS UNICORN CAPITAL CORP.

UNITS CONSISTING OF ONE SHARE OF CLASS A COMMON STOCK AND ONE REDEEMABLE

WARRANT TO PURCHASE ONE SHARE OF CLASS A COMMON STOCK

THIS CERTIFIES THAT ______________ is the owner of _______________ Units of Genesis Unicorn Capital Corp., a Delaware corporation (the “Corporation”).

Each Unit (“Unit”) consists of one (1) share of Class A common stock, $0.0001 par value per share (the “Common Stock”), of the Corporation, and one redeemable warrant (each whole warrant exercisable for one share of common stock) (the “Warrant’). Each whole Warrant entitles the holder to purchase one (1) share of Class A Common Stock (subject to adjustment) for $11.50 per share (subject to adjustment). Only whole Warrants are exercisable. Each Warrant will become exercisable on the later of (i) thirty (30) days after the Corporation’s completion of an initial merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination involving the Corporation and one or more businesses (each a “Business Combination”), and (ii) twelve (12) months from the completion of the Corporation’s initial public offering (excluding any overallotment exercise) (the “IPO”), and will expire unless exercised before 5:00 p.m., New York City Time, on the date that is five (5) years after the date on which the Corporation completes its initial Business Combination, or earlier upon redemption or liquidation of the Corporation (the “Expiration Date”).

The shares of Class A Common Stock and Warrants comprising the Units represented by this certificate are not separable prior to the 52nd day following the date of the final prospectus relating to the IPO unless EF Hutton, division of Benchmark Investments, LLC, acting as representative of the underwriters, elects to allow separate trading earlier, subject to the Corporation’s filing of a Current Report on Form 8-K with the Securities and Exchange Commission containing an audited balance sheet reflecting the Corporation’s receipt of the gross proceeds of the IPO and issuing a press release announcing when separate trading will begin. The terms of the Warrants are governed by a Warrant Agreement, dated as of [ ______ , 2022], between the Corporation and Continental Stock Transfer & Trust Company, as Warrant Agent, and are subject to the terms and provisions contained therein, all of which terms and provisions the holder of this certificate consents to by acceptance hereof. Copies of the Warrant Agreement are on file at the office of the Warrant Agent at One State Street, 30th Floor, New York, New York 10004, and are available to any Warrant holder on written request and without cost.

This certificate is not valid unless countersigned by Continental Stock Transfer & Trust Company, in its capacity as the transfer agent, and registered by the registrar of the Corporation.

This certificate shall be governed by, and construed in accordance with, the internal laws of the State of New York.

Witness the facsimile signature of its duly authorized officers.

Chief Executive Officer or President	Secretary

Transfer Agent:

Name:
Title:

GENESIS UNICORN CAPITAL CORP.

The Corporation will furnish without charge to each holder of the Units who so requests, a statement of the powers, designations, preferences and relative, participating, optional or other special rights of each class of shares or series thereof of the Corporation and the qualifications, limitations, or restrictions of such preferences and/or rights. This certificate and the Units represented hereby are issued and shall be held subject to the terms and conditions applicable to the securities underlying and comprising the Units, including, as applicable, the Certificate of Incorporation and all amendments thereto, the Warrant Agreement and the resolutions of the Board of Directors providing for the issue of securities (copies of which may be obtained from the secretary of the Corporation), to all of which the holder(s) of this certificate by acceptance hereof assent(s).

The following abbreviations, when used in the inscription on the face of this certificate, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM	—	as tenants in common	UNIF GIFT MIN ACT —		Custodian
TEN ENT	—	as tenants by the entireties		(Cust)		(Minor)

JT TEN	—	as joint tenants with right of survivorship and not as tenants in common		Under Uniform Gifts to Minors

Act
(State)

Additional abbreviations may also be used though not in the above list.

For value received, ________________ hereby sells, assigns and transfers unto

(PLEASE INSERT SOCIAL SECURITY OR OTHER IDENTIFYING NUMBER(S) OF ASSIGNEE(S))

(PLEASE PRINT OR TYPEWRITE NAME(S) AND ADDRESS(ES), INCLUDING ZIP CODE, OF ASSIGNEE(S))

_________________ Units represented by the within Certificate, and do(es) hereby irrevocably constitute(s) and appoint(s) _______________________________ attorney to transfer the said Units on the books of the within named Corporation with full power of substitution in the premises.

Dated :

Notice:	The signature(s) to this assignment must correspond with the name(s) as written upon the face of the certificate in every particular, without alteration or enlargement or any change whatever.

Signature(s) Guaranteed:

THE SIGNATURE(S) MUST BE GUARANTEED BY AN ELIGIBLE GUARANTOR INSTITUTION (BANKS, STOCKBROKERS, SAVINGS AND LOAN ASSOCIATIONS AND CREDIT UNIONS WITH MEMBERSHIP IN AN APPROVED SIGNATURE GUARANTEE MEDALLION PROGRAM, PURSUANT TO S.E.C. RULE 17Ad-15 UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED OR ANY SUCCESSOR RULE).

Legend: As more fully described in the Corporation’s final prospectus relating to the IPO dated February [  ], 2022 the holder(s) of this certificate shall be entitled to receive a pro-rata portion of funds from the trust account referred to therein solely with respect to the Class A Common Stock underlying this certificate only in the event that (a) the Corporation redeems the shares of Class A Common Stock sold in its initial public offering (the “IPO”) because it does not consummate a Business Combination within 12 months from the date of the completion of the Corporation’s IPO (which may be extended to 18 months from the closing of the IPO if the sponsor deposits additional funds ($0.20 per public share) into the trust account for each three month period as described in the final prospectus, or (b) if the holder(s) seek(s) to redeem for cash his, her or its respective shares of Class A Common Stock sold in the Corporation’s IPO (“Public Shares”) in connection with (i) a tender offer (or proxy, solely in the event the Corporation is required to seek stockholder approval of the proposed Business Combination) setting forth the details of a proposed Business Combination or (ii) the Corporation seeking stockholder approval of an amendment to its Certificate of Incorporation to modify the timing or substance of its obligation to repurchase 100% of Public Shares if the Corporation does not complete an initial Business Combination within 12 months (which may be extended to 18 months as described in the final prospectus) timeframe. In no other circumstances shall the holder(s) have any right or interest of any kind in or to the funds from the trust account.